Exhibit 99.3

Facts on AIXTRON SE

Unless specified differently all facts and figures are for the financial year 2015.

About AIXTRON(1) SE:

•                  Technology leader in deposition systems for complex materials

•                  Over 30 years of experience — company founded in 1983 as a spin-off of RWTH Aachen

•                  Worldwide presence with 12 sales/representative offices and production facilities

•                  More than 3,000 deposition systems delivered globally

•                  Leading edge R&D centers and demo facilities with hubs in Germany, UK and the U.S.

•                  Business operated from the headquarters in Herzogenrath, Germany

Employees:

•                  ~750 employees worldwide

•                  8%: Sales

•                  34%: R&D

•                  44%: Manufacturing

•                  14%: Administration

Revenue:

•                  € 197.8 million

Geographic Mix: Revenue by region

•                  60% Asia

•                  22% Americas

•                  18% Europe

Executive Board Members:

•                  Martin Goetzeler, President and Chief Executive Officer

•                  Dr. Bernd Schulte, Executive Vice President and Chief Operating Officer

Supervisory Board:

•                  Kim Schindelhauer, Chairman of the Supervisory Board

•                  Prof. Dr. Wolfgang Blättchen, Deputy Chairman of the Supervisory Board, Chairman of the Audit Committee

•                  Dr. Andreas Biagosch, Member of the Supervisory Board

•                  Prof. Dr. Petra Denk, Chair of the Technology Committee

•                  Dr. Martin Komischke, Member of the Supervisory Board

•                  Prof. Dr. Rüdiger von Rosen, Chairman of the Nomination Committee

(1)  In this release, unless the context otherwise requires, references to ‘‘AIXTRON”, “the AIXTRON Group’’, the ‘‘Group’’ or ‘‘the Company’’ are to AIXTRON SE and its consolidated subsidiaries. References to ‘‘Management’’ are to the Executive Board of AIXTRON SE

Product Portfolio:

AIXTRON is a leading provider of deposition equipment to the semiconductor industry. The different applications in all its technology areas are based on four material groups and end markets.

•                  Compound Semiconductors:

MOCVD (metal organic chemical vapor deposition) is one of the most important technologies for producing compound semiconductors, which are an essential element of optoelectronic components. AIXTRON’s customers use the MOCVD technology for the manufacturing of different applications such as:

•                  MOCVD OPTO is a technology for producing optoelectronic devices or LEDs that are widely used in lighting, display application or data communication.

•                  MOCVD for Power Electronics (PE) is a technology used in application areas such as consumer electronics (e.g., in the field of wireless charging), automotive (e.g., components for electrical vehicles and self-driving cars), white goods (e.g., components for more efficient air conditioners) and industrial devices (e.g., components for more efficient wind turbines or high-speed trains).

•                  MOCVD TFOS (Three Five on Silicon) is a technology used for the development of future logic devices.

•                  Silicon Semiconductors:

Atomic layer deposition (ALD) is a process to manufacture ultrathin films for semiconductor components that are necessary for the production of memory chips mainly used in DRAM and NAND Flash devices (e.g., SSDs, USB sticks, memory chips for digital cameras).

•                  Organic Electronics:

Organic Vapor Phase Deposition (OVPD) is a process for the thin-film deposition of organic materials. Plasma Enhanced Chemical Vapor Deposition (PECVD) is a process for thin-film encapsulation of organic layers. These technologies enable the production of organic light emitting diodes (OLEDs), which are increasingly used in displays or OLED TVs.

•                  Carbon Nanomaterials:

AIXTRON’s BM systems can be used to produce carbon nanotubes, carbon nanowires and graphene. Potential applications are in the field of logic devices, lithium ion batteries or carbon fiber composite products (e.g., components for wind turbines or aviation industry).

Facts on the acquirer:

•                  Fujian Grand Chip Investment Fund LP (FGC) is a Chinese investment fund which is controlled and managed by Mr. Zhendong Liu, FGC’s Managing Partner. Mr. Liu is a Chinese businessman and private investor.

•                  Grand Chip Investment GmbH (GCI) is a 100% indirect subsidiary of FGC and has entered into an agreement with AIXTRON.

Overview of the Transaction

Consideration:

•                  € 6.00/share in cash

Transaction value:

•                  Total transaction value of approximately € 670m

•                  50.7% premium to three month volume weighted average share price prior to announcement

Financing Structure:

•                  ~1.7bn RMB (~ € 231m(2)) of equity financing provided by FGC

•                  The remainder of the transaction is to be financed by debt facilities

Offer process:

•                  The Executive Board and Supervisory Board of AIXTRON endorse the strategic benefits of the transaction

•                  Voluntary public takeover offer to all AIXTRON shareholders

•                  Takeover offer expected to commence in the beginning of July 2016 after approval of the offer document by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht / BaFin)

•                  Offer subject to conditions precedent, including regulatory approvals and a minimum acceptance threshold of 60% of all AIXTRON’s issued shares, including shares represented by ADS.

•                  Closing expected in the second half of 2016

(2)  According to the following conversion rate which was published by ECB on 20 May 2016 at 15:00 CET:
EUR 1 = RMB 7.3456.

Transaction scope and commitment:

Pursuant to the terms of the agreement, AIXTRON and the Fujian Grand Chip Investment Fund LP (FGC) have contractually agreed to, among other things, the following terms:

•                  AIXTRON’s legal domicile and headquarters will remain in Herzogenrath, Germany.

•                  R&D competency & technologies will be maintained at AIXTRON’s existing technology hubs. AIXTRON shall further strengthen its technology and IP Portfolio, which shall remain vested with AIXTRON, including in Germany.

•                  AIXTRON’s existing global set up with its three leading technology hubs in Herzogenrath (Germany), Cambridge (UK) and Sunnyvale (USA) is to remain unchanged and further international technology hubs may be established, leveraging the close proximity to leading high tech eco-systems and the core markets for AIXTRON’s technology.

•                  AIXTRON and FGC view the transaction as an opportunity to grow and expand the Company and its workforce. The transaction is not directed towards cost or staff reductions.

•                  AIXTRON’s current Executive Board remains in place with full support of FGC.

Additional information

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The takeover offer for the outstanding ordinary shares (including ordinary shares represented by American depositary shares) of AIXTRON SE has not commenced. The terms and conditions of the takeover offer will be published in, and the solicitation and offer to purchase ordinary shares (including ordinary shares represented by American depositary shares) will be made only pursuant to the offer document and related offer materials prepared by Grand Chip Investment GmbH and as approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, “BaFin”). Once Grand Chip Investment GmbH has obtained the necessary permission from BaFin, the offer document and related offer materials will be published in Germany and also filed with the U.S. Securities and Exchange Commission (the “SEC”) in a Tender Offer Statement on Schedule TO at the time the takeover offer is commenced. AIXTRON SE intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the takeover offer; in addition, AIXTRON SE’s Management Board and Supervisory Board will publish a statement pursuant to Sec. 27 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG). The offer document for the takeover offer (in German and in English) containing the detailed terms and conditions of, and other information relating to, the takeover offer will, among other things, be published on the internet at www.grandchip-aixtron.com.

Acceptance of the takeover offer by shareholders that are resident outside Germany and the United States may be subject to further legal requirements. With respect to the acceptance of the takeover offer outside Germany and the United States, no responsibility is assumed for the compliance with such legal requirements applicable in the respective jurisdiction.

The Tender Offer Statement (including the offer document, a related letter of transmittal and other related offer materials) and the Solicitation/ Recommendation Statement, as they may be amended from time to time, as well as the Management and Supervisory Board’s statement pursuant to Sec. 27 WpÜG will contain important information that should be read carefully before any decision is made with respect to the takeover offer because they, and not this document, will govern the terms and conditions of the takeover offer.  Those materials and other documents filed by Grand Chip Investment GmbH or AIXTRON SE with the SEC will be available at no charge on the SEC’s web site at www.sec.gov.  In addition, Grand Chip Investment GmbH’s Tender Offer Statement and other documents it will file with the SEC will be available at www.grandchip-aixtron.com.

In this document, unless the context otherwise requires, references to “AIXTRON”, “the AIXTRON Group”, the “Group” or “the Company” are to AIXTRON SE and its consolidated subsidiaries. References to “Management” are to the Executive Board of AIXTRON SE.

Cautionary statement regarding forward-looking statements

This document contains forward-looking statements, including statements regarding the expected consummation of the proposed transaction and AIXTRON SE’s future performance, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the transaction, the possibility that the transaction will not be completed, the failure to retain key AIXTRON SE employees, customers and partners, uncertainty regarding the anticipated benefits of the transaction and the failure of the parties to achieve anticipated goals of the transaction, and other risks and uncertainties discussed in AIXTRON SE’s public filings with the SEC, including the “Risk Factors” section of AIXTRON SE’s Form 20-F filed on February 23, 2016, as well as the offer document to be filed by Grand Chip Investment GmbH, the Solicitation/Recommendation Statement to be filed by AIXTRON SE and the statement pursuant to Sec. 27 WpÜG to be published by AIXTRON SE’s Management and Supervisory Board.  These documents and statement are based on current expectations, assumptions, estimates and projections, and involve known and unknown risks, uncertainties and other factors, many of which are outside the control of AIXTRON SE and Grand Chip Investment GmbH, that may cause results, levels of activity, performance or achievements to be materially different from any future statements.  These statements are generally identified by words or phrases such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may”, “should”, “estimate”, “predict”, “potential”, “continue” or the negative of such terms or other similar expressions.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and you should not place undue reliance on these statements.  AIXTRON SE undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, unless expressly required to do so by law.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.